As filed with the Securities and Exchange Commission on December 1, 1998
                                               Registration No. 033-60441
==========================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                          -----------------------
                                 Form S-3
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                          -----------------------
                     SOUTHERN CALIFORNIA WATER COMPANY
          (Exact name of Registrant as specified in its charter)
               California                         95-1243678
    (State or other jurisdiction of            (I.R.S. Employer
     incorporation or organization)         Identification Number)

                        -------------------------
                        630 East Foothill Boulevard
                       San Dimas, California  91773
                              (909) 394-3600
(Address, including zip code, and telephone number, including area code, of
                 Registrant's principal executive offices)

                        -------------------------
                           McClellan Harris III
                        630 East Foothill Boulevard
                       San Dimas, California  91773
                              (909) 394-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------
     Approximate date of commencement of proposed sale to the public:

 From time to time after the effective date of this Registration Statement as determined by market conditions.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X}

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of
the earlier effective registration   statement   for    the    same
offering. [ ]  __________

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. "

                      CALCULATION OF REGISTRATION FEE
=============================================================================
    Title of each class of          Proposed maximum            Amount of
securities to be registered  aggregate offering price<1>  registration fee<1>
-----------------------------------------------------------------------------
Medium-Term Notes, Series C  $60,000,000                 $16,680
-----------------------------------------------------------------------------

<1>   Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as
amended.=====================================================================
========              The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================

The information in this prospectus is not complete and may be changed.
We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

PROSPECTUS                                Subject to Completion
Preliminary Prospectus                                         Dated December
1, 1998

                           $60,000,000

                SOUTHERN CALIFORNIA WATER COMPANY
                     630 East Foothill Blvd.
                   San Dimas, California 91773
                     Telephone: 909-394-3600

                   MEDIUM-TERM NOTES, SERIES C

     We may from time to time offer the notes described in this Prospectus. The notes

     - will mature on varying dates ranging from nine months to 30 years from the date of issuance,

     - will bear interest at a fixed rate payable on June 1 and December 1 of each year,

     -  will be unsecured,

     -  will not be convertible,

     - may be subject to either mandatory or optional redemption, and

     -  will not be listed on any national securities exchange.

     We will provide you with the specific terms of the notes in supplements to this Prospectus.

     We will pay each agent a commission of .125% to .750% of the principal amount of each note sold through an agent, depending upon the maturity of the note. If all the notes are sold through agents, we will receive between $59,925,000 and $59,550,000, after paying commissions of between $75,000 and $450,000.

     Neither the Securities and Exchange Commission nor any state securities regulator has approved of these notes or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

A.G. Edwards & Sons, Inc.             PaineWebber Incorporated

                             Agents
     __________, 1998

                       TABLE OF CONTENTS
SUMMARY                                                        1WHERE YOU CAN
FIND MORE INFORMATION                            5USE OF PROCEEDS
5DESCRIPTION OF NOTES                                           6
General                                                        6
Status of Notes                                                6
Payment of Principal and Interest                              6
Redemption and Repurchase of Notes                             7
Transfer of Notes                                              7
Global Notes                                                   7
Absence of Restrictive Covenants                               8
Successor Corporation                                          9
Events of Default                                              9
Modification of Indenture                                     10
Defeasance                                                    10
Regarding the Trustee                                         11
Governing Law                                                 11
PLAN OF DISTRIBUTION                                          11
LEGAL MATTERS                                                 12
EXPERTS                                                       12

                             SUMMARY

     This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using the shelf registration process. Under this process, we may sell up to $60,000,000 of the notes described in this Prospectus in one or more offerings over a period of several years.

     This Prospectus provides you with a general description of the notes we may offer. Each time we sell notes, we will provide you with a supplement to this Prospectus that will describe the specific amounts, prices and terms of the notes for that offering. Although we will try to include all information that we believe may be material to investors, certain details that may be important to you may have been excluded. To see more detail, you should read the exhibits filed by us with the registration statement or in other SEC filings.

     We also periodically file with the SEC documents that include information about our financial statements and our company, including information on matters that might affect our future financial results. Directions on how you may get documents are provided on page 3. It is important for you to read these documents, this Prospectus and the applicable Prospectus Supplement, in addition to this Summary, before you invest.

Southern California Water Company

     Our company is a wholly owned subsidiary of American States Water Company. None of our securities are listed on any national securities exchange. The common shares of American States Water Company are, however, traded on the New York Stock Exchange under the symbol "AWR."

     Our company was founded in 1929 and operates 39 water systems serving approximately 242,500 customers located in 75 communities in California. We also sell electricity to approximately 21,000 customers in the Big Bear area of California. We are regulated by the California Public Utilities
Commission.

Selected Financial Information

     The following information is unaudited and was derived from our financial statements. The information is only a summary and does not provide all of the information contained in our financial statements and the periodic reports that we have filed with the SEC.

                                         For the Year Ended December 31,
                  For the 12 Months Ended   ----------------------------
                    September 30,1998      1997        1996      1995
                    ----------------------------------------------------
                                 (Dollars in Thousands)
Statement of Income Data:
Operating Revenues        $148,448       $153,755   $151,529   $129,813
Operating Expenses         123,008        130,297    128,100    108,425
  Operating Income            25,440         23,458     23,429     21,388
  Other Income                   328            758        531        366
  Interest Charges            10,979         10,157     10,500      9,559
  Net Income                  14,789         14,059     13,460     12,165
  Dividends on Preferred          69             92         94         96
  Shares <1>
  Earnings Available for
  Common Shareholders <1>     14,720         13,967     13,366     12,069
--------------------------

                                                                As of
December 31,
                    As of                -------------------------------
                    September 30,1998      1997        1996      1995
                    ----------------------------------------------------
                                 (Dollars in Thousands)
Balance Sheet Data:                                            Total Assets
$478,172       $457,074   $430,922    $406,255
Long-Term Debt               130,803        115,286    107,190     107,455
Preferred Shares <1>               0          1,600      1,600       1,600
Preferred Shares
subject to Mandatory
Redemption <1>                     0            440        480         520
Common Equity                154,546        151,053    146,766     121,576
Total Capitalization         285,349        268,379    256,036     231,151
--------------------------

     <1> On July 1, 1998, we became a wholly owned subsidiary of
American States Water Company. All of our outstanding Common Shares and Preferred Shares were exchanged for Common Shares and Preferred Shares of American States Water Company. As a result, we no longer have any Preferred Shares outstanding and all of our Common Shares are owned by American States Water Company.

                  Set forth below are the ratios of earnings to fixed
chargesfor the periods indicated:
                                           For the Year Ended December 31,
                  For the 12 Months Ended  --------------------------------
                    September 30,1998      1997   1996   1995   1994   1993
                    -------------------------------------------------------
Ratio of Earnings toFixed Charges               3.36           3.35   3.26
3.19   3.58   3.09        General Indenture Provisions

     -  The notes will be issued pursuant to the terms of an indenture.

     - The indenture does not limit the amount of other debt securities that we may issue or provide you any protection should there be a highly leveraged transaction involving our company.

     - The indenture allows us to merge or to consolidate with another person, or transfer all or substantially all of our assets to another person. If these events occur, the other person will be required to assume our responsibilities on the notes, and we will be released from all liabilities and obligations.

     - The indenture provides that holders of a majority of the total principal amount of the outstanding notes may vote to change our obligations or your rights concerning the notes. But to change terms relating to the time or amount of payment, every holder of the notes must consent.

     - If we satisfy certain conditions, we may discharge the indenture at any time by depositing sufficient funds with the Trustee to pay the notes when due. All amounts due to you on the notes would be paid by the Trustee from the deposited funds.

     - If certain events of default specified in the indenture occur, the Trustee or holders of not less than one-third of the principal amount of the notes outstanding may declare the principal of the notes immediately payable.

     -  Events of default under the indenture include:

        - Failure to pay principal within three business days of when due,

        - Failure to deposit sinking fund payments within three business days of when due,

        - Failure to pay any installment of interest for 60 days, and

        - Violation of covenants for 90 days after receipt of notice to cure.

     - The indenture does not contain a provision which is triggered by our default under our other indebtedness.

               WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

     -  Annual Report on Form 10-K for the year ended December 31,
        1997,

     -  Quarterly Reports on Form 10-Q for the quarters ended
        March 31, 1998, June 30, 1998 and September 30, 1998,

     -  Current Reports on Form 8-K filed July 1, 1998 and
        November 2, 1998, and

     - The portions of our Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on April 28, 1998 that have been incorporated by reference into our most recent Form 10-K.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          Corporate Secretary
          Southern California Water Company
          630 East Foothill Boulevard
          San Dimas, California 91773
          (909) 394-3600

     You should rely only on the information incorporated by reference or provided in this Prospectus or the applicable Prospectus Supplement. We have authorized no one to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this Prospectus or the applicable Prospectus Supplement is accurate as of any date other than the date on the front of the document.


                         USE OF PROCEEDS

     The net proceeds from the sale of the notes will be used for general public utility purposes. General public utility purposes include repayment of debt and capital expenditures. Proceeds may be temporarily invested in short-term securities or be used to reduce short-term borrowings. Proceeds may also be used to acquire public utility property.


                      DESCRIPTION OF NOTES

     We will issue the notes under an indenture that we have filed with the SEC (the "Indenture"). The following summary of the terms of the Indenture is not complete and you should carefully review the Indenture, the Prospectus Supplement and any securities resolution filed in connection with the offering of any notes.

General

     We will issue the notes as a series of debt securities under the Indenture. The Indenture does not limit the amount of other debt securities we may issue. The specific terms of the notes will be included in a securities resolution and described in a Prospectus Supplement. Some of the terms that may be included are:

     - redemption at our option or in certain limited circumstances,

     -  redemption at your option, and

     -  any changes to or additional Events of Default or covenants.

     Unless otherwise specified in the Prospectus Supplement, we will issue the notes only as fully registered global notes. In addition, unless otherwise specified, you may purchase notes in authorized denominations of $1,000 or integral multiples thereof. The notes will mature on the date specified in the Prospectus Supplement. The maturity date may vary from nine months to 30 years from the date of issuance of the notes. The notes will bear interest at a fixed rate specified in the Prospectus Supplement.

Status of Notes

     The notes will be unsecured and unsubordinated and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. At the date of this Prospectus, we had no outstanding indebtedness for money borrowed secured by a mortgage or pledge of or lien on assets.

Payment of Principal and Interest

     We will maintain a paying agent in Los Angeles or San Francisco, California until the notes are paid or we have provided for their payment. We have initially appointed Chase Manhattan Bank and Trust Company, National Association, as paying agent. We will notify you in accordance with the Indenture of any change in the paying agent.

     If a payment is due on a legal holiday, we will make the payment on the next succeeding day that is not a legal holiday. No interest will accrue on the payment amount for the intervening period. The term "legal holiday" means a Saturday or Sunday or a day on which banking institutions in California or New York are not required to be open.

     If you do not claim any payments that we may make to a paying agent on any note for a period of one year, then the paying agent may return the payment to us. You must then contact us for payment.

     Each note will bear interest at a fixed rate from its original issue date at the rate per annum stated on the face of the note until the principal has been paid or we have provided for its payment. Interest on each note will be payable semiannually on each June 1 and December 1 and at maturity or upon earlier redemption. If, however, we issue a note on a date between the record date and an interest payment date, the first interest payment date will be the next succeeding interest payment date. Each interest payment will include interest to, but excluding, the interest payment date. We will compute interest on the basis of a 360-day year of twelve 30-day months.

     We will pay interest to the registered holder of the note on the record date. The record date will be May 15 for the interest payment due on June 1 and November 15 for the interest payment due on December 1, unless such date is a legal holiday. If the 15th is a legal holiday, the record date will be the next preceding date that is not a legal holiday.

Redemption and Repurchase of Notes

     If our notes held by you are subject to redemption, we will provide you with not less than 20 nor more than 60 days' notice of any redemption.

     We may also at any time purchase notes at any price in the open market or at a negotiated price. Unless the Prospectus Supplement otherwise survives, any notes that we purchase may be surrendered to the Trustee for cancellation.

Transfer of Notes

     If notes are registered in your name, you may transfer or exchange the notes at the office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge, except for any tax or governmental charge.

Global Notes

     Unless otherwise stated in the Prospectus Supplement, we will issue the notes in the form of one or more global notes. We will deposit the global notes with the depositary referred to in the following paragraph. Unless a global note is exchanged in whole or in part for notes in definitive form, we may not transfer a global note except as a whole to the depositary or its nominee or to a successor of either of them.

     Unless otherwise stated in the Prospectus Supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary for each offering of notes. DTC and its participants will maintain records of your beneficial interest in our global notes. You may only transfer your beneficial interest in a global note through DTC and its participants.

     DTC has provided the following information to us:

     - DTC is a limited-purpose trust company organized under the New York Banking Law,

     -  a "banking organization" within the meaning of the New York
        Banking Law,

     -  a member of the United States Federal Reserve System,

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

     -  a "clearing agency" registered under the provisions of
        Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participant's accounts. This procedure eliminates the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC also makes access to its book-entry system available to others, such as securities brokers and dealers and banks and trust companies that, either directly or indirectly, clear through or maintain a custodial relationship with a direct participant in DTC. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Assuming DTC's nominee is the registered holder of the global note, we will treat DTC's nominee as the owner of the global note for all purposes. As a result, we will make all payments through the Trustee to DTC's nominee. All such payments will thereafter be the responsibility of DTC and its direct and indirect participants. Our sole responsibility is to make payments to the Trustee. The Trustee's sole responsibility is to make payments to DTC's nominee. Likewise, we will give all notices with respect to the notes, such as notices of redemption, through DTC, and it will be the responsibility of DTC and its participants to provide such information to you.

     We expect that DTC, upon receipt of any payment of the global note, will credit its participants' accounts on the payment date according to their respective holdings of beneficial interests in the global note as shown on DTC's records. We also expect that payments by direct and indirect participants in DTC will be made to you in accordance with standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name".

     Unless otherwise provided in the Prospectus Supplement, you may exchange notes represented by a global note for a note in definitive form in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary,

     - DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days, or

     - we, in our discretion, determine not to require all of the notes to be represented by a global note and notify the Trustee of our decision.

Absence of Restrictive Covenants

     We are not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations, including obligations secured by our property. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The Indenture does not contain a covenant or other provision that specifically is intended to afford you special protection in the event of a highly leveraged transaction.

Successor Corporation

     The Indenture allows us:

     -  to consolidate or merge with or into any other person,

     -  any other person to merge with us, or

     - the transfer by us of all or substantially all of our assets to another person,

if, in each case, the following conditions are satisfied:

     -  the surviving company either

        - is a person organized and existing under the laws of the United States or any state thereof, or

        - assumes, by supplemental indenture, all of our obligations under the notes and the Indenture, and

     - immediately after such merger, consolidation or transfer, there is no default under the Indenture.

     We will be relieved from our obligations on the notes and under the Indenture if these conditions are satisfied.

     Subject to certain limitations in the Indenture, the Trustee may rely on an officer's certificate and an opinion of counsel from us as conclusive evidence that any consolidation, merger or transfer, and any related assumption of our obligations, complies with the Indenture.

Events of Default

     Unless otherwise indicated in the Prospectus Supplement, the term "Event of Default", when used in the Indenture, means any of the following:

     - default in the payment of any installment of interest on the notes if the default continues for a period of 60 days,

     - default in the payment of the principal of the notes when the same becomes due and payable if the default continues for three business days,

     - default in the deposit of any sinking fund payment, when and as the same becomes due and payable by the terms of the notes if the default continues for three business days,

     - default for 90 days after notice in the performance of our other agreements applicable to the notes; the notice may be sent either by the Trustee or by holders of at least one-third in aggregate principal amount of the notes; the Trustee is required to notify you of any event that would become a default with notice if the Trustee has actual knowledge of the event,

     - certain events in bankruptcy, insolvency or reorganization of our company, or

     - any other Event of Default provided in the terms of the notes.

     The Indenture does not have a cross-default provision.
Thus, a default by us on any other debt would not constitute an Event of Default. A default on any other series of debt securities does not necessarily constitute a default on the notes. The Trustee may withhold notice to you of a default on the notes (except a payment default) if the Trustee considers the withholding of notice in your best interest.

     If an Event of Default on the notes has occurred and is continuing, the Trustee or the holders of not less than one-third in aggregate principal amount of the notes may declare the entire principal amount of the notes to be due and payable immediately. Subject to certain conditions, the holders of not less than a majority in aggregate principal amount of the notes may annul such declaration and rescind its consequences.

     We must file annually with the Trustee a certificate regarding our compliance with the Indenture.

     The Trustee may require a reasonable indemnity from you before it enforces the Indenture or the notes. Subject to these provisions for indemnification, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee, for the notes.

Modification of Indenture

     Unless indicated in the Prospectus Supplement, the holders of not less than a majority in aggregate principal amount of all outstanding notes, voting together as a single class, may, with certain exceptions described below, modify the Indenture. We may not, however, modify any terms relating to the amount or timing of payments or reduce the percentage of holders required for modifications to the Indenture without your consent.

     We may modify the Indenture without your consent to:

     - create a new series of debt securities and establish its terms,

     -  cure ambiguities or fix omissions,

     - comply with the provisions of the Indenture regarding successor corporations, or

     - make any change that does not materially adversely affect your rights as a holder of the notes.

Defeasance

     Unless otherwise provided in the Prospectus Supplement, we may either:

     - terminate as to the notes all of our obligations (except for our obligation to pay all amounts due on the notes in accordance with their terms and certain other obligations with respect to the transfer or exchange of a note and the replacement of destroyed, lost or stolen notes), or

     - terminate as to the notes our obligations, if any, with respect to the notes under the covenants described in the Prospectus Supplement.

     We may exercise either defeasance option notwithstanding our prior exercise of the other defeasance option. If we terminate all of our obligations, a series may not be accelerated because of an Event of Default. If we terminate our covenants, a series may not be accelerated by reference to the covenants described in the Prospectus Supplement.

     To exercise either defeasance option as to the notes, we must deposit in trust with the Trustee money or U.S. government obligations sufficient to make all payments on the notes to redemption or maturity. We must also comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to you for Federal income tax purposes.

Regarding the Trustee

     Unless otherwise indicated in a Prospectus Supplement, Chase Manhattan Bank and Trust Company, National Association will act as Trustee, registrar, transfer and paying agent for the notes. We may remove the Trustee with or without cause if we notify the Trustee
30 days in advance and if no default occurs or is continuing during the 30-day period.

     In certain circumstances, the Trustee may not exercise its rights as one of our creditors. The Trustee may, however, engage in certain other transactions with us. If the Trustee acquires any conflicting interest as a result of any of these transactions and there is a default under the notes, the Trustee must eliminate the conflict of interest or resign.

Governing Law

     The Indenture and the notes will be governed by and construed in accordance with the laws of the State of California.


                      PLAN OF DISTRIBUTION

     We are offering the Notes on a continuous basis through A.G. Edwards & Sons, Inc. and PaineWebber Incorporated (the "Agents"). The Agents have agreed to use reasonable efforts to solicit purchases of the notes. We will pay each Agent a commission of
 .125% to .750% of the principal amount of each note sold through the Agent, depending upon the maturity of the note. We may sell the notes to any of the Agents acting as principal, either

          - at a negotiated discount for resale to investors at varying prices related to prevailing market prices at the time of resale to be determined by the Agent, or

          - for resale to one or more dealers at a discount to be determined by the Agent.

     We have agreed to reimburse the Agents for certain expenses of the offering of the notes.

     We have also reserved the right to sell the notes directly to one or more purchasers. We will not pay any commissions to the Agents for any notes that we sell directly.

     We have the sole right to accept offers to purchase the notes and may reject any proposed purchase of the notes in whole or in part. The Agents have similar rights.

     The notes will not have an established trading market when issued. We do not intend to list the notes on any securities exchange. Each Agent may make a market in the notes, but is under no obligation to do so. Any Agent marketing the notes may also discontinue its market-making at any time.

     The Agents may be underwriters, and any discounts or commissions we pay them and any profit they may make on the resale of the notes, may be treated as underwriting discounts and commissions under the Securities Act of 1933 (the "Act").

     We have agreed to indemnify the Agents against certain civil liabilities, including liabilities under the Act, and to contribute to payments which the Agents may be required to make.

     The Agents may perform other services for us, American
States Water Company or any of our subsidiaries in the ordinary course of business.

                          LEGAL MATTERS

     O'Melveny & Myers LLP will pass on the validity of the notes for us. Certain legal matters in connection with the securities will be passed upon for the Agents by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York. They may rely upon the opinion of O'Melveny & Myers LLP as to matters of California law in passing upon such matters.

                             EXPERTS

     Our financial statements and schedules incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                           $60,000,000

                SOUTHERN CALIFORNIA WATER COMPANY
                     630 East Foothill Blvd.
                   San Dimas, California 91773
                     Telephone: 909-394-3600


                   MEDIUM-TERM NOTES, SERIES C


                 -------------------------------
                           PROSPECTUS
                 -------------------------------



                      ______________, 1998

                             PART II

           INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.<1>
Registration fee                           $16,680
Rating agency fees                          45,000
Printing and engraving expenses             70,000<1>
Accounting fees and expenses                15,000<1>
Legal fees and expenses                    100,000<1>
Fees and expenses of Transfer Agent,
Trustee and Depositary                       9,000<1>
Miscellaneous                              165,000<1>
     Total                                $420,680
-------------------

<1> Expenses are estimated except for the registration fee.

Item 15.  Indemnification of Directors and Officers.

     Section 317 of the General Corporation Law of California provides that a corporation has the power, and in some cases is required, to indemnify an agent, including a director or officer, who was or is a party or is threatened to be made a party to any proceeding, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. The Company's Bylaws provides for the indemnification of directors, officers and agents as allowed by statute. In addition, the Company has purchased directors and officers insurance policies which provide insurance against certain liabilities of directors and officers of the Company.

Item 16.  Exhibits.

Exhibit               Description of Exhibit
Number

  1.01   Form of Distribution Agreement dated ______________         among
the Company, A.G. Edwards & Sons, Inc. and
         PaineWebber Incorporated.
  4.01   Indenture dated September 1, 1993 between the
         Company and Chemical Trust Company of
         California, as trustee (incorporated by
         reference to the Company's Current Report on Form 8-K, Commission filed no. 33-62832).

  5.01 Opinion of O'Melveny & Myers LLP as to the validity of Debt Securities issued by the Company.

 12.01   Computation of Ratio of Earnings to Fixed         Charges of the
Company.
 23.01   Consent of Arthur Andersen LLP.
 23.02   Consent of O'Melveny & Myers LLP (included in
         Exhibit 5.1).

 24.01   Power of Attorney (included on page II-3).
 25.01   Form T-1 Statement of Eligibility under the         Trust Indenture
Act of 1939 of Chemical Trust         Company of California under the
Indenture
         relating to the Debt Securities (incorporated by reference to Exhibit 25 to the Company's
         Registration Statement No. 33-62832).


Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by each Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                           SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Dimas, State of California, on November 30, 1998.

                              SOUTHERN CALIFORNIA WATER COMPANY


                              By:    /s/  Floyd E. Wicks
                                 ------------------------------
                              Name:     Floyd E. Wicks
Title:    Principal Executive
                                        Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below authorizes Floyd
E. Wicks and McClellan Harris III, and each of them, as attorneys-in-fact, to sign any amendment, including post-effective amendments, to this Registration Statement on his or her behalf, individually and in each capacity stated below, and to file any such amendment.

  Signature                   Title                    Date
Floyd E. Wicks        /s/ Floyd E. Wicks              November 30, 1998
Principal Executive Officer,
                      President, Chief Executive
                      Officer and Director
McClellan Harris III  /s/  McClellan Harris III       November 30, 1998
Principal Financial Officer and                      Principal Accounting
Officer,
                      Vice President - Finance, Chief
                      Financial Officer, Treasurer and
                      Secretary
William V. Caveney    /s/  William V. Caveney         November 30, 1998
Chairman of the Board and
                      Director
James L. Anderson     /s/  James L. Anderson          November 30, 1998
Director
Jean E. Auer          /s/  Jean E. Auer               November 30, 1998
Director
N.P. Dodge, Jr.       /s/  N.P. Dodge, Jr.            November 30, 1998
Director
Robert F. Kathol      /s/  Robert F. Kathol           November 30, 1998
Director
Lloyd E. Ross         /s/  Lloyd E. Ross              November 30, 1998
Director
Anne Holloway         /s/  Anne Holloway              November 30, 1998
Director